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                                                                    EXHIBIT 2.2

                                   Agreement

     This Agreement is made and entered into as of November 2, 2000 by and among Portal Software, Inc., a Delaware corporation ("Parent"), Helianthus Vermogensverwaltunggesellschaft mbH, a German limited liability company ("Newco"), Arno Schlosser, an individual in his capacity as Shareholder Agent ("Shareholder Agent"), and U.S. Bank Trust National Association ("Escrow Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Investment Agreement (as defined below).

     A. Parent, Newco and the shareholders of solution42 AG, a German stock corporation (the "Company"), have entered into that certain Investment Agreement of even date herewith (the "Investment Agreement"), whereby Shareholder Agent is nominated to represent such shareholders in connection with the purchase by Parent of all of the issued and outstanding shares of capital stock of the Company by means of the transactions described in the Investment Agreement.

     B. The Investment Agreement provides that Escrow Agent shall have certain rights, duties and obligations and Escrow Agent desires to accede to the terms and conditions of Investment Agreement and assume such rights, duties and obligations by means of this Agreement as if it was a party to the Investment Agreement.

     NOW THEREFORE, the parties agree as follows:

          1.  Escrow Agent Performance. Escrow Agent hereby accedes to and
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agrees to be bound, by the terms and conditions of the Investment Agreement and acknowledges its rights and agrees to perform its duties and obligations as specified in Articles I, VI, VII, VIII, IX and XI of the Investment Agreement as if it was a party to the Investment Agreement. A copy of the Investment Agreement is attached hereto as Exhibit A.

          2.  Governing Law. This Agreement shall in all respects be construed
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in accordance with and governed by the substantive laws of the State of
California.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

                                    Portal Software, Inc.

                                    By: /s/ John E. Little
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                                    Its: President and Chief Executive Officer
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                                    Helianthus
                                    Vermogensverwaltunggesellschaft

                                    By: /s/ John E. Little
                                       ---------------------------------------

                                    Its: President and Chief Executive Officer
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                                    Arno Schlosser
                                    an individual in his capacity as
                                    Shareholder Agent

                                    By:____/s/__Arno Schlosser____________

                                    U.S. Bank Trust National Association,
                                    as Escrow Agent

                                    By: ______/s/__Ann Gadsby_____________

                                    Its: _________________________________